Exhibit 99.1

News Release NYSE: BGH	Buckeye GP Holdings L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Mark Stockard Director, Investor Relations Irelations@buckeye.com (800) 422-2825
BUCKEYE GP HOLDINGS L.P. REPORTS 2010 FIRST QUARTER RESULTS
AND INCREASES QUARTERLY CASH DISTRIBUTION
HOUSTON, May 7, 2010 — Buckeye GP Holdings L.P. (“BGH”) (NYSE: BGH) today reported net income attributable to BGH for the first quarter of 2010 of $11.3 million, or $0.40 per common unit, compared to net income of $10.1 million, or $0.36 per common unit, for the first quarter of 2009. BGH recorded operating income of $69.5 million for the first quarter of 2010, compared to operating income of $68.9 million for the first quarter of 2009.
BGH owns Buckeye GP LLC, which owns the general partner interest and incentive distribution rights associated with Buckeye Partners, L.P. (“Buckeye”), and reports its financial results on a consolidated basis inclusive of the financial results of Buckeye. BGH currently has no operating activities separate from those conducted by Buckeye, and its cash flow is derived solely from cash distributions received from Buckeye and Buckeye’s operating subsidiaries through its ownership of Buckeye GP LLC.
The Board of Directors of MainLine Management LLC, the general partner of BGH, declared a regular quarterly partnership cash distribution of $0.43 per common unit, or $1.72 per common unit on an annualized basis, payable on May 28, 2010 to unitholders of record on May 17, 2010. This cash distribution represents an increase in the quarterly distribution rate of 4.9 percent compared to the most recent cash distribution of $0.41 paid in February 2010 and an increase of 22.9 percent compared to the quarterly cash distribution of $0.35 paid with respect to the first quarter of 2009.
“We are pleased that our cash flow from Buckeye continues to support consistent increases in the quarterly cash distributions payable to the unitholders of BGH,” said Forrest E. Wylie, Chairman and CEO of BGH’s general

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BGH — 2010 First Quarter Earnings	Page 2
partner. “As we see signs of improving economic conditions, we remain optimistic that the underlying cash flow from Buckeye will continue to support growth in cash flow to BGH.”
BGH will host a conference call with members of executive management on Friday, May 7, 2010, at 10 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=68425 10 minutes prior to its start. Interested parties may participate in the call by dialing 800-952-4972. A replay will be archived and available at this link until June 7, 2010, and the replay may also be accessed at 800-408-3053 and entering passcode 7081572.
Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., which owns 100 percent of the incentive distribution rights in Buckeye Partners, L.P. Buckeye GP Holdings L.P. also indirectly owns the general partnership interests in certain operating subsidiaries of Buckeye Partners, L.P. More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com. More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.
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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (1) our expected receipt of distributions and incentive distributions from Buckeye, (2) conflicts of interest between Buckeye, its general partner, and us, and (3) changes in laws or regulations to which we or Buckeye are subject, including those that permit the treatment of Buckeye and us as partnerships for federal income tax purposes. Additionally, Buckeye’s ability to generate cash sufficient to make distributions to us is subject to the following factors: (1) terrorism, adverse weather conditions, environmental releases, and natural disasters; (2) changes in the marketplace for Buckeye’s products or services, such as increased competition, better energy efficiency, or general reductions in demand; (3) adverse regional or national economic conditions or adverse capital market conditions; (4) shutdowns or interruptions at the source points for the products Buckeye transports, stores, or sells; (5) unanticipated capital expenditures in connection with the construction, repair, or replacement of Buckeye’s assets; (6) volatility in the price of refined petroleum products and the value of natural gas storage services; (7) nonpayment or nonperformance by Buckeye’s customers; (8) Buckeye’s ability to realize the efficiencies expected to result from its previously announced reorganization; and (9) Buckeye’s ability to integrate acquired assets with its existing assets and to realize anticipated cost savings and other efficiencies. You should read our Annual Report on Form 10-K for the year ended December 31, 2009 for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE GP HOLDINGS L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Revenue:
Product sales	$568,170	$268,779
Transportation and other services	163,004	148,061

Total revenue	731,174	416,840

Costs and expenses:
Cost of product sales and natural gas storage services	569,737	250,676
Operating expenses	66,583	73,900
Depreciation and amortization	14,528	13,364
General and administrative	10,835	10,035

Total costs and expenses	661,683	347,975

Operating income	69,491	68,865

Other income (expense):
Investment income	155	152
Interest and debt expense	(21,656)	(17,403)

Total other expense	(21,501)	(17,251)

Income before equity income	47,990	51,614

Earnings from equity investments	2,652	2,082

Net income	50,642	53,696
Less: net income attributable to noncontrolling interest	(39,372)	(43,547)

Net income attributable to Buckeye GP Holdings L.P.	$11,270	$10,149

Net income per partnership unit:
Diluted	$0.40	$0.36

Weighted average number of limited partner units outstanding:
Diluted	28,300	28,300